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                                  Exhibit 8






                July 8, 1994














(213) 229-7000                                           C 30302-00038


FM 1993A Corp.
Foodmaker, Inc.
9330 Balboa Avenue
San Diego, California 92123

Re:  Exchange Offer

Gentlemen:

          Acting as counsel for FM 1993A Corp., a Delaware corporation (the "Company"), in connection with the proposed Exchange Offer of up to $70,000,000 principal amount of 9.75% Senior Secured Notes due 2003 (the "Notes") for substantially identical privately placed notes (the "Old Notes"), we have examined, among other things, the Registration Statement on the Form S-4 to which this letter is an exhibit. We have also examined the proceedings and other actions taken by the Company in connection with the authorization, issuance and exchange of the Notes.

          On the basis of the statements and representations contained in the foregoing materials, it is our opinion that the discussion of legal issues under the heading "Certain Federal Income Tax Consequences" is an accurate description of the legal issues discussed therein.

          This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury

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FM 1993A Corp
July 8, 1994
Page 2

Regulations (including proposed Regulations), published rulings and administrative practice of the Internal Revenue Service (the "IRS") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the IRS or the courts. Accordingly, no assurance can be given that the legal conclusions expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any variation or difference in the facts as incorporated herein or the representations upon which we have relied might affect the conclusions stated herein.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the reference to us in the sections captioned "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus that forms a part of the Registration Statement.

                              Very truly yours,



                           GIBSON, DUNN & CRUTCHER
SLT:PSI